UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 7, 2005

OPTICAL SENSORS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-27600	41-164359
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7615 Golden Triangle Drive, Suite C Minneapolis, Minnesota	55344-3733
(Address of Principal Executive Offices)	(Zip Code)

(952) 944-5857

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On July 7, 2005, Optical Sensors Incorporated, d.b.a. väsamed (the “Company”) entered into a termination agreement and mutual release (the ”Termination Agreement”) with Nellcor Puritan Bennett Incorporated (“Nellcor”), pursuant to which the parties terminated the Development and License Agreement, dated September 28, 2001, between the parties (the “Development and License Agreement”) and reaffirmed the prior termination of the Supply Agreement, dated September 28, 2001, between the parties.

The license agreement made Nellcor the exclusive, worldwide manufacturer and distributor of CapnoProbe and resulted in payments to the Company of over $3 million in license, development and supply fees from 2001 through 2003. In late 2003, the Company transferred CapnoProbe manufacturing to Nellcor’s manufacturing facility in Mexico. The license agreement provided that the Company receive royalties on net sales of the disposable components and on aggregate gross margins for the CapnoProbe instrument. In August 2004, Nellcor initiated a voluntary recall of the CapnoProbe Sublingual Sensor.

The Termination Agreement provides for the transfer of certain tooling and unused monitoring devices from Nellcor to the Company, subject to certain restrictions on their use. Subject to certain exclusions, the parties have also agreed to release each other from any and all claims related to, among other things, the Development and License Agreement, the Supply Agreement and the recall of the CapnoProbe. As consideration for the Termination Agreement, the Company has agreed to issue 175,000 shares of the Company’s common stock to Nellcor.

ITEM 8.01 OTHER EVENTS.

On July 7, 2005, Optical Sensors Incorporated, d.b.a. väsamed (the “Company”), entered into a settlement agreement with the Institute of Critical Care Medicine (“ICCM”) relating to the Patent License Agreement, dated July 20, 1998, between the parties (the “License Agreement”). Under the settlement agreement, ICCM withdrew its prior purported termination of the License Agreement, the parties agreed to dismiss with prejudice an arbitration proceeding that the Company initiated in response to ICCM’s purported termination of the License Agreement, and the parties released each other from all claims through the date of the settlement agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTICAL SENSORS INCORPORATED

Dated: July 8, 2005	By:	/s/ Paulita M. LaPlante
Paulita M. LaPlante
President and Chief Executive Officer